NEWS RELEASE

Contact:          Alexander Castaldi
                  Executive Vice President, Chief Financial and
                  Administrative Officer
                  Remington Products Company, L.L.C.
                  (203) 332-9731

                           REMINGTON PRODUCTS COMPANY
                    ANNOUNCES RECORD RESULTS FOR FISCAL 2002



     BRIDGEPORT, CT, March 11, 2003 -- Remington Products Company, L.L.C. announced today that net sales for the year ended December 31, 2002 increased 3% to $365.1 million compared to $356.0 million in 2001. Operating income for the year 2002 was $40.2 million compared to $1.9 million in the prior year while borrowings, net of cash, were reduced by $54.7 million.

     The increase in sales during 2002 was due primarily to growth in the Company's North American segment where, despite a weak retail environment, sales increased 6% or $12.2 million. This increase was driven by strong sales of shaver and grooming products which were partially offset by significantly lower sales of wellness products as a result of the Company's decision to de-emphasize this product line. In the Company's International segment, net sales in 2002 increased $2.2 million over 2001 as a result of the positive impact of foreign currency. Excluding this positive impact International net sales actually decreased $4.0 million as higher shaver and grooming sales were offset by the reduction in sales of wellness products. Net sales in the Company's U.S. Service Stores segment declined $5.3 million or 14% due to fewer stores versus the prior year, and a 6% decrease in same store sales.

     The $38.3 million increase in operating income for the year 2002 was due primarily to charges incurred in the second and fourth quarters of the prior year totaling $26.4 million. Also impacting operating income in 2002 was the increase in gross margin percentage as a result of higher sales of shaver and grooming products. Additionally, the increase in operating income in 2002 was positively impacted by the decline of intangible amortization of $1.4 million as a result of the discontinuance of goodwill and tradename amortization in accordance with new accounting profession guidelines adopted in 2002.

     Net interest expense was $24.2 million in 2002 compared to $26.3 million in the prior year. The decrease was primarily the result of lower average borrowings during the period. Unrealized currency gains in the International segment as a result of the weakening U.S. dollar during 2002 resulted in other income of $1.0 million compared with an expense of $2.1 million in the same period of the prior year. The provision for income taxes was $0.2 million in 2002 compared with a benefit of $3.1 million in 2001. The Company's net income for the year ended December 31, 2002 was $16.8 million compared with a net loss of $23.4 million in the prior year.

     Net sales in the fourth quarter of 2002 were $162.1 million, a decrease of 3% compared to $167.4 million in the fourth quarter of the prior year. The decrease was due to a decline in wellness sales of approximately $12 million and lower sales in the Company's U.S. Service Stores. Excluding the positive impact of foreign currency, net sales actually decreased 6% compared to the prior year's quarter. Lower sales in the International and U.S. Service Stores segments were partially offset by slightly higher sales in the Company's North American segment where increases in sales of shaver, grooming and haircare products were partially offset by lower wellness sales. Operating income for the fourth quarter of 2002 was $22.3 million compared to $4.8 million during the same period of the prior year. The increase was due primarily to $13.4 million in charges incurred during the fourth quarter of 2001 as well as an improved gross margin percentage in 2002 which was driven primarily by an increase in shaver and grooming sales.

     Net interest expense decreased to $6.2 million compared to $7.3 million in the same period of the prior year as a result of lower average borrowings. Unrealized currency gains in the International segment during the fourth quarter of 2002 was the primary factor causing other income to increase to $0.6 million compared to a loss of $1.9 million in the prior year. Net income was $15.5 million for the fourth quarter of 2002 compared with a net loss of $6.3 million in the same period of the prior year.

     Neil DeFeo, Remington's Chairman, Chief Executive Officer and President, commented: "We are very pleased with our full year results for 2002. Our North American segment continued to grow while the International segment completed significant operational improvements and both contributed significantly to our bottom line growth. The increase in our operating income was driven by the continued strength of our shaver and grooming business and improvements in logistics and other areas."

     Further, Mr. DeFeo commented: "We are particularly pleased with the reduction in our net borrowings, which at $154.2 million are lower than at any time since the original May 1996 refinancing of the Company. The key factors behind this reduction were the improvement in our operating profit and the significant decline in our working capital, including a $26.1 million reduction in year end inventories."

     The Company has scheduled a conference call with investors for 9am EDT on March 13, 2003 to discuss the results detailed above. The call is accessible by telephone at (877) 313-7353. A replay of the call will also be available at www.remington-products.com through the close of business on March 31, 2003.

     Remington Products Company, L.L.C. is a leading consumer products company focusing on the development and marketing of personal care products. The Company designs and distributes electric shavers and accessories, grooming products, hair care appliances, wellness products, and other small electrical consumer appliances. The Company's headquarters are located at 60 Main Street, Bridgeport, Connecticut.

     This news release may contain forward-looking statements, which include assumptions about future market conditions, operations and results. These statements are based on current expectations and are subject to risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to our filings made with the Securities and Exchange Commission for a statement of the factors that could cause actual results to differ materially from any forward-looking statements made herein. The Company assumes no obligation to update any such forward-looking statements or advise of changes in the assumptions on which they were based.


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